UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2018

DUNKIN’ BRANDS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35258	20-4145825
(Commission File Number)	(IRS Employer Identification Number)
130 Royall Street
Canton, Massachusetts 02021
(Address of registrant’s principal executive office)
(781) 737-3000
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging Growth Company   ¨

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Selection 13(a) of the Exchange Act.  ¨

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 11, 2018, Dunkin’ Brands Group, Inc. (the “Company”) announced the retirement of Nigel Travis as the Company’s Chief Executive Officer and the appointment of David Hoffmann, currently President, Dunkin’ Donuts U.S., to the additional role of Chief Executive Officer of the Company, each effective July 11, 2018.
Additionally, the Company announced that Mr. Travis has been named Executive Chairman of the Company’s Board of Directors (the “Board”). In his new role, Mr. Travis will remain actively involved with the Company, with a particular focus on the continued development of the Company’s international businesses.
Mr. Hoffmann, 50, joined the Company as President of Dunkin’ Donuts U.S. in October 2016. Prior to joining the Company, Mr. Hoffmann worked for McDonald’s Corporation for 22 years, where he most recently served as President, High Growth Markets, an area that included China, Russia, South Korea, and several European markets and before that served as President for Asia Pacific, Middle East & Africa.
On July 10, 2018, the Board also elected Mr. Hoffmann as a member of the Board, effective July 11, 2018. The Board increased the size of the Board from nine to ten members and appointed Mr. Hoffmann to fill the vacancy. Mr. Hoffmann will serve as a Class I director, which class will stand for re-election at the 2021 annual meeting of stockholders. Mr. Hoffmann will not receive additional compensation for his role as a director.
Compensation for Mr. Hoffmann
In connection with his appointment as Chief Executive Officer, the Company entered into a new employment agreement with Mr. Hoffmann with a term through July 11, 2021. Under this agreement, Mr. Hoffmann will receive an annual base salary of $900,000, payable in accordance with the Company’s normal payroll practices.
Mr. Hoffmann will continue to participate in the Company’s annual management incentive plan (the “Annual Plan”). Under the Annual Plan, Mr. Hoffmann is eligible to receive an annual target cash incentive opportunity equal to 125% of his annual base salary.
In connection with his promotion, Mr. Hoffmann received an award of restricted stock units with a grant date fair value equal to approximately $1,500,000.  The restricted stock units will vest in three annual installments beginning on the first anniversary of the grant, generally subject to Mr. Hoffmann’s continued employment. Mr. Hoffmann will remain eligible for future awards under the Company’s annual long-term incentive award program in effect for other senior executives of the Company and will be eligible to receive an equity award grant for calendar year 2019 under such program with an expected approximate grant date fair value of $3,500,000, subject to the approval of the Board and Compensation Committee of the Board.
Mr. Hoffmann will also be entitled to benefits as are generally made available to other senior executives of the Company, including participation in health/medical and insurance programs.
In the event that Mr. Hoffmann’s employment is terminated by the Company without cause or he resigns for good reason, each as defined in his employment agreement, he will be entitled to severance equal to 18 months of his then current base salary, as well as payment of an amount equal to 100% of his target bonus under the Annual Plan for the year in which such termination or resignation occurred, payable in the form of salary continuation in accordance with the terms of his agreement. The agreement also includes customary confidentiality and non-competition provisions.

Item 7.01. Regulation FD Disclosure.
On July 11, 2018, the Company issued a press release announcing the appointments of Mr. Hoffmann and Mr. Travis. A copy of the press release has been filed as Exhibit 99.1 to this Current Report on Form 8-K.

Conference Call
The Company will be holding a conference call on Wednesday, July 11, 2018, at 4:30 p.m. ET hosted by Mr. Hoffmann and Mr. Travis to discuss this announcement. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 7377645. The Company will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company’s website at http://investor.dunkinbrands.com.
The information contained in this Item and Exhibit 99.1 are being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such filing.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
99.1    Press Release of Dunkin’ Brands Group, Inc. dated July 11, 2018

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNKIN’ BRANDS GROUP, INC.

By:	/s/ Richard Emmett
Richard Emmett
Chief Legal and Human Resources Officer
Date: July 11, 2018

EXHIBIT INDEX
Exhibit #    Exhibit Name
99.1        Press Release of Dunkin’ Brands Group, Inc. dated July 11, 2018